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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                         January 31, 2002
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         PARKVALE FINANCIAL CORPORATION, MONROEVILLE, PA (NASDAQ: PVSA)
       COMPLETES ITS ACQUISITION OF THE SECOND NATIONAL BANK OF MASONTOWN

Parkvale Financial Corporation (NASDAQ: PVSA) ("Parkvale") and the Second National Bank of Masontown ("SNB") announced today that they have completed the merger of SNB into Parkvale Savings Bank. The combined company, which will operate as Parkvale Bank, has $1.6 billion in total assets and 38 offices throughout the counties of Allegheny, Beaver, Butler, Fayette, Washington and Westmoreland.

As a result of the acquisition, shareholders of SNB will receive $92.00 cash for each share of SNB common stock in a taxable transaction. The total value of the transaction is $36.8 million.

"This combination strengthens Parkvale by adding a well run federally chartered national bank franchise that has been a highly regarded fixture in Fayette County for more than 65 years. This merger combines two companies with similar cultures and represents a natural market extension for Parkvale," commented Robert J. McCarthy, Jr., Parkvale's President and Chief Executive Officer. "The branches in Fayette County (2 in Uniontown, 1 in Masontown, 1 in Brownsville and 1 in Chalk Hill) expand our marketplace and give us one contiguous market in southwestern Pennsylvania. The transaction is expected to be accretive to earnings per share in the first full year of operations and should further enhance the value of our franchise."

"We are very pleased to be partnering with Parkvale Bank and very excited by the opportunities for our customers, our community and our shareholders," stated Harry D. Reagan, Chairman and Chief Executive Officer of SNB. "Parkvale is one of the premier financial institutions in western Pennsylvania. Much like ourselves, Parkvale shares the belief that our customers are our top priority. Our commitments to teamwork and quality will help ensure a seamless transition for all customers."

Parkvale, with 33 branch offices, had $1.4 billion in assets, $1.2 billion in deposits and $99 million in shareholders' equity as of December 31, 2001.

The Second National Bank of Masontown, with 5 branch offices, had $193 million in assets, $156 million in deposits and $26 million in shareholders' equity as of December 31, 2001.


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                           FORWARD LOOKING STATEMENTS


When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words "will," "expect," "continue," "anticipate," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Parkvale wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect Parkvale's financial performance and could cause Parkvale's actual results for future periods to differ materially from those anticipated or projected.

Parkvale does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


Contact: Robert J. McCarthy, Jr.                     Harry D. Reagan
         Parkvale Financial Corporation              Second National Bank
         President and CEO                           Chairman and CEO
         (412) 373-4815                              (724) 583-7701 ext. 124